Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FIRST QUARTER RESULTS FOR 2019

ATLANTA, Georgia, May 13, 2019 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $4.2 million in the first quarter of 2019 compared to a net loss of $5.0 million in the first quarter of 2018.  The increase in net income is primarily the result of unrealized gains on equity securities of $6.5 million in the current quarter compared to unrealized losses on equity securities of $4.4 million in the prior year quarter.  Excluding the effects of realized or unrealized gains or losses and taxes, operating loss (as defined below) increased to $2.6 million in the current year quarter from $2.3 million in the prior year quarter, primarily as a result of unfavorable loss experience in the Medicare supplement line of business in the Company’s life and health operations.  Total insurance premiums increased 6.1% to $44.8 million in the current year quarter compared to $42.2 million in the prior year quarter, with increases in insurance premiums reported in both the Company’s life and health and property and casualty operations.

Commenting on the quarterly results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Our property and casualty operations continue to perform exceptionally well and they are on track for another year of premium growth.  While the first quarter is typically the most challenging in the life and health operations due to early season Medicare supplement Part B deductible reimbursements, we trust the performance of that product line will see improvement over the balance of the year.  Additionally, we are delighted to announce two key hires within our life and health executive sales team who collectively bring us over four decades of experience in both the individual and group product portfolio.  We remain optimistic about the future growth and profitability of our companies.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operational results (such as any realized and unrealized investment gains, which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2019	2018
Insurance premiums
Life and health
Gross earned premiums	$48,461	$43,311
Ceded premiums	(17,485)	(13,816)
Net earned premiums	30,976	29,495
Property and casualty
Gross earned premiums	15,181	13,910
Ceded premiums	(1,375)	(1,203)
Net earned premiums	13,806	12,707

Insurance premiums, net	44,782	42,202
Net investment income	2,334	2,359
Realized investment gains, net	1,385	370
Unrealized gains (losses) on equity securities, net	6,489	(4,419)
Other income	28	28

Total revenue	55,018	40,540

Insurance benefits and losses incurred
Life and health	26,264	23,995
Property and casualty	9,043	9,177
Commissions and underwriting expenses	11,015	10,019
Interest expense	546	462
Other expense	2,865	3,238

Total benefits and expenses	49,733	46,891

Income (loss) before income taxes	5,285	(6,351)
Income tax expense (benefit)	1,123	(1,327)

Net income (loss)	$4,162	$(5,024)

Earnings (loss) per common share (basic)	$0.20	$(0.25)
Earnings (loss) per common share (diluted)	$0.19	$(0.25)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$4,162	$(5,024)
Income tax expense (benefit)	1,123	(1,327)
Realized investment gains, net	(1,385)	(370)
Unrealized (gains) losses on equity securities, net	(6,489)	4,419

Non-GAAP operating loss	$(2,589)	$(2,302)

	March 31,	December 31,
Selected Balance Sheet Data	2019	2018

Total cash and investments	$262,359	$254,559
Insurance subsidiaries	241,025	235,796
Parent and other	21,334	18,763
Total assets	354,244	344,274
Insurance reserves and policyholder funds	184,281	189,048
Debt	33,738	33,738
Total shareholders' equity	111,487	101,372
Book value per common share	5.26	4.75
Statutory capital and surplus
Life and health	33,176	34,214
Property and casualty	44,766	43,467